EXHIBIT 99.1

COMPANY CONTACT:     Tony M. Shelby
                                              Chief Financial Officer
                                              (405) 235-4546

KCSA CONTACT:             Leslie A. Schupak/Joe Mansi
                                            (212) 682-6300, ext. 205/207

April 3, 2006

AMEX: LXU

LSB INDUSTRIES, INC. REPORTS
RESULTS FOR THE QUARTER AND
THE YEAR ENDED DECEMBER 31, 2005.
DATE AND TIME OF CONFERENCE CALL

Oklahoma City, Oklahoma . . .April 3, 2006. . . LSB Industries, Inc. (AMEX: LXU), reported net income before preferred stock dividends of $5.1 million for the year ended December 31, 2005.

Results for the year and three months ended December 31, 2005

Net sales from continuing operations for the years ended December 31, 2005 and 2004 were $396.7 million and $363.6 million, respectively, an increase of $33.1 million or 9.1%. Net sales for the three months ended December 31, 2005 and 2004 were $95.4 million and $83.8 million, respectively, an increase of $11.6 million or 13.8%.

For the year ended December 31, 2005, the Company reported net income before preferred stock dividends of $5.1 million. After deducting dividend requirements for preferred stocks, which were not declared or paid, the 2005 net income applicable to common stock was $2.8 million or $.19 per share fully diluted. For the year ended December 31, 2004, net income was $1.4 million. After deducting dividend requirements for preferred stocks, which were not declared or paid, the 2004 net loss applicable to common stock was $1 million, or $.07 per share fully diluted.

For the three months ended December 31, 2005, net loss was $45,000. After deducting dividend requirements for preferred stocks, which were not declared or paid, net loss applicable to common stock was $.7 million or $.05 per share fully diluted. For the three months ended December, 31, 2004, net loss was $3.4 million. After deducting preferred dividends net loss applicable to common stock was $4.0 million, or $.31 per share fully diluted.

(continued)

Commenting on Results Mr. Barry Golsen, President of LSB made the following comments:

We are very pleased with the improvement of both our businesses during 2005 and the positive impact this had on the bottom line.

Our Climate Control Business continued to grow and increase its profitability. Sales were up 11.3% to $156.5 million. Operating income increased to $14.1 million, up from $11.7 million in 2004. Incoming orders were very strong. The backlog as of December 31, 2005 was $56.2 million as compared to $28.4 million at December 31, 2004. We are currently in the process of increasing our manufacturing capacity to accommodate the increased level of business.

Our Chemical Business also improved its results during 2005. Sales increased 7.9% to $233.4 million. Operating income increased to $7.7 million, up from a net loss of $.9 million in 2004, an $8.6 million improvement.

Conference Call

LSB will host a conference call covering the fourth quarter and calendar year end 2005 results. You are invited to listen to the call that will be broadcast live over the internet on April 13, 2006 at 10:30 am central time. Log on at www.lsb-okc.com or by telephone at dial-in number: 1-888-280-8771.

LSB Industries, Inc.

We are a diversified holding company and our principal business activities consist of the:

  Climate Control Business engaged in the manufacturing and selling of a broad range of air conditioning and heating products consisting of water source heat pumps including geothermal heat pumps, hydronic fan coils, large custom air handlers and other products used in commercial and residential new building construction, renovation of existing buildings and replacement of existing systems.

  Chemical Business engaged in the manufacturing and selling of chemical products produced from three plants in Texas, Arkansas and Alabama for the industrial, mining and agricultural markets.

The Company's common stock is listed on the AMEX under the symbol LXU and the Series 2 preferred stock is listed for trading on the Over the Counter Bulletin Board under the symbol LSBPD.

# # #

LSB Industries, Inc.
Financial Highlights (Notes)
Year and Three Months Ended December 31, 2005 and 2004
(unaudited)

Year Ended December 31,	Three Months Ended December 31,
2005	2004	2005	2004
(in thousands, except per share amounts)
Net sales		$396,722	$363,608	$95,352	$83,786
Cost of sales		330,651	310,497	79,283	72,805
Gross profit		66,071	53,111	16,069	10,981

Selling, general and administrative expense		53,456	49,430	13,650	11,460
Other expense		332	1,111	184	627
Other income		(2,682)	(674)	(439)	(229)
Operating income (loss)		14,965	3,244	2,674	(877)

Interest expense		11,407	7,393	2,780	2,693
Provision for loss on notes receivable		-	1,447	-	-
Gain on extinguishment of debt		-	(4,400)	-	-
Non-operating other income, net		(1,561)	(2,434)	(36)	(10)
Income (loss) from continuing operations before benefit (provision) for income taxes, equity in earnings of affiliate and cumulative effect of accounting change		5,119	1,238	(70)	(3,560)
Benefit (provision) for income taxes		(118)	-	(34)	4
Equity in earnings of affiliate		745	668	191	170
Income (loss) from continuing operations before cumulative effect of accounting change		5,746	1,906	87	(3,386)

Net loss from discontinued operations		(644)	-	(132)	-
Cumulative effect of accounting change		-	(536)	-	-
Net income (loss)		5,102	1,370	(45)	(3,386)

Preferred stock dividend requirements		(2,283)	(2,322)	(612)	(622)
Net income (loss) applicable to common stock		$2,819	$(952)	$(657)	$(4,008)

Income (loss) per common share:
Basic:
Income (loss) from continuing operations before cumulative effect of accounting change	$	..26	$(.03)	$(.04)	$(.31)
Loss from discontinued operations, net		(.05)	-	(.01)	-
Cumulative effect of accounting change		-	(.04)	-	-
Net income (loss)		$.21	$(.07)	$(.05)	$(.31)

Diluted:
Income (loss) from continuing operations before cumulative effect of accounting change	$	..23	$(.03)	$(.04)	$(.31)
Loss from discontinued operations, net		(.04)	-	(.01)	-
Cumulative effect of accounting change		-	(.04)	-	-
Net income (loss)		$.19	$(.07)	$(.05)	$(.31)

(see accompanying notes)

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Year and Three Months Ended December 31, 2005 and 2004
(unaudited)

Note 1: Beginning in October 2004 and continuing into June 2005, the Chemical Business' results were adversely affected as a result of the loss of production due to a mechanical failure of one of the four nitric acid plants at the El Dorado Facility. The plant was restored to normal production in June 2005. We filed a property damage insurance claim for $3.8 million, net of a $1 million deductible. In 2005, we recognized insurance recoveries of $2.7 million under our replacement cost insurance policy relating to this property damage claim. The effect of this property insurance recovery to the accompanying consolidated statement of income was $1.5 million for 2005 which is included in other income. The insurers are contesting the remaining claim and we have instituted litigation against the insurers in connection with this claim. Additional recoveries, if any, upon final resolution will be recognized when realized.

In addition, we filed a claim for recovery of the business interruption losses related to the incident. Our business interruption insurance policy contains a forty-five day waiting period before covering losses resulting from business interruptions. The claim is for $4.7 million, net of the forty-five day waiting period. In 2005, we realized insurance recoveries of $1.9 million relating to this claim which is recorded as a reduction to cost of sales. As of March 20, 2006, additional business interruption insurance payments totaling $554,000 were agreed to and paid by our insurers in 2006 which will be recognized in the first quarter of 2006. We have initiated litigation for the remaining balance. Additional recoveries, if any, related to this business interruption will be recognized when realized.

Note 2: Included in other income for the first nine months of 2005 is $1.2 million in insurance proceeds realized from certain key man life insurance policies upon the death of one of the Company's executives.

During 2005, we had the following changes in accounting estimates:

  The recognition of $644,000 of soil remediation costs classified as discontinued operations and

  The recognition of $351,000 relating to a death benefit obligation classified as a selling, general and administrative expense.
  The effect of these changes in accounting estimates decreased net income by $995,000 (basic and diluted net income per share by $.07) for 2005.

Periodically, during major maintenance or capital projects, we may be able to perform procedures to recover precious metals (previously expensed) which have accumulated within the manufacturing equipment. For 2005 and 2004, we recognized recoveries of precious metals at historical FIFO costs of approximately $2.1 million and $.2 million, respectively, which are reductions to cost of sales.

Note 3: As a result of FIN 46, as revised, we were required to consolidate MultiClima and its parent company at the end of the first quarter of 2004. We recorded a cumulative effect of accounting change of $.5 million and recorded the parent company's consolidated net sales of $3.8 million, gross profit of $.8 million and a loss before cumulative effect of accounting change of $.6 million. Based on our assessment of MultiClima and its parent's historical and forecasted liquidity and results of operations during 2004, we concluded the outstanding notes receivable with the parent company of MultiClima were not collectible, and recognized a loss of $1.4 million in 2004.

As a result of the cancellation of the note, we no longer bear the majority of the risk of loss of this entity and are no longer required to consolidate this entity.

Note 4: During the first quarter of 2004, we recognized a gain of $1.8 million from the sale of certain assets purchased in 2003.

Note 5: In September 2004 certain subsidiaries of the Company completed a $50 million Senior Secured Term loan. Certain of the proceeds were used to repay the outstanding principal balance due 2005 under a Financing Agreement. Due to the repayment of the Financing Agreement prior to the maturity date of June 30, 2005, we recognized a gain on the early extinguishment of debt of $4.4 million in 2004.

Note 6: Net income (loss) applicable to common stock is computed by adjusting net income (loss) by the amount of preferred stock dividends requirements. Basic net income (loss) per common share is based upon net income (loss) applicable to common stock and the weighted average number of common shares outstanding during each period. Diluted income (loss) per share is based on the weighted average number of common shares and dilutive common equivalent shares outstanding, and the assumed conversion of dilutive convertible securities outstanding.

Note 7: Information about the Company's operations in different industry segments for the years ended and three months ended December 31, 2005 and 2004 is detailed on the following page.

(continued)

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Year and Three Months Ended December 31, 2005 and 2004
(unaudited)

Year Ended December 31,	Three Months Ended December 31,
2005	2004	2005	2004
(in thousands)
Net sales:
Climate Control	$156,466	$140,638	$39,464	$33,042
Chemical	233,447	216,264	53,744	48,547
Other	6,809	6,706	2,144	2,197
	$396,722	$363,608	$95,352	$83,786

Gross profit:
Climate Control	$47,315	$42,049	$12,124	$8,327
Chemical	16,426	8,917	3,209	1,912
Other	2,330	2,145	736	742
	$66,071	$53,111	$16,069	$10,981

Operating income (loss):
Climate Control	$14,097	$11,707	$3,815	$1,116
Chemical	7,703	(877)	778	(601)
General corporate expenses and other business operations, net	(6,835)	(7,586)	(1,919)	(1,392)
	14,965	3,244	2,674	(877)

Interest expense	(11,407)	(7,393)	(2,780)	(2,693)
Gain on extinguishment of debt	-	4,400	-	-
Provision for loss on notes receivable	-	(1,447)	-	-
Non-operating income (expense), net:
Chemical	362	2,463	28	42
Corporate and other business operations	1,199	(29)	8	(32)
Benefit (provision) for income taxes	(118)	-	(34)	4
Equity in earnings of affiliate - Climate Control	745	668	191	170
Income (loss) from continuing operations before cumulative effect of accounting change	$5,746	$1,906	$87	$(3,386)